EXHIBIT 1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

Crucial Innovations Corp., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

1.       The corporation was formed on February 28, 2018 when the original Articles of Incorporation of the corporation were filed with the Secretary of State of Nevada (“Original Articles”)..

2.       On March 5, 2024, the Original Articles were restated to provide for, among other items, an increase in the number of authorized shares of the corporation and creation of preferred stock having such designations as the Board of Directors of the corporation may subsequently determine (“First Restated Articles”).

3.       Pursuant to Chapter 78, Title 7 of Nevada Revised Statutes, these Restated Articles of Incorporation further restate in their entirety and integrate and further amend the provisions of the First Restated Articles of this corporation.

4.       These Second Amended and Restated Articles have been adopted and approved by holders of a majority of the outstanding voting shares of the corporation.

5.       The text of the Second Amended and Restated Articles of Incorporation is hereby restated in its entirety to read as follows:

ARTICLES OF INCORPORATION

OF

CRUCIAL INNOVATIONS CORP.

ARTICLE I. NAME

The name of the corporation is CRUCIAL INNOVATIONS CORP. (the “Corporation”).

ARTICLE II. REGISTERED OFFICE

The name and address of the Corporation’s registered office in the State of Nevada is c/o Incorp Services, Inc. 3773 Howard Hughes Parkway, Suite 500S, Las Vegas, Nevada 89169-6014.

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under Nevada Law.

ARTICLE IV. CAPITAL STOCK

(A)       Authorized Shares. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is one billion one hundred million (1,100,000,000) shares, consisting of common stock and undesignated preferred stock (hereinafter, the “Common Stock” and the “Preferred Stock”). The total number of shares of Common Stock that this corporation shall have authority to issue is one billion (1,000,000,000) shares, each with a par value of $0.001. The total number of shares of Preferred Stock that this corporation shall have authority to issue is one hundred million (100,000,000) shares, each with a par value of $0.001. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors of the Corporation (hereinafter, the “Board”) pursuant to Subsection (C) of this Article IV.

(B)       Provisions Relating to Common Stock. Except as otherwise expressly provided in these Articles of Incorporation, as amended from time to time (hereinafter, the "Articles") or the Nevada Revised Statues (hereinafter, the "NRS"), shares of Common Stock shall have the following rights and privileges:

(1)       Dividend Rate. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles or the NRS, holders of Common Stock shall be entitled to receive dividends when, as and if declared by the Board out of assets legally available therefor.

(2)       Voting Rights. No holder of shares of Common Stock shall have the right to cumulate votes. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of the Corporation (including, without limitation, any matter voted on at a shareholders' meeting).

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(3)       Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation's assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(4)       Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(5)       Consideration for Shares. The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board.

(C)       Provisions Relating to Preferred Stock. The Board is authorized, subject to limitations prescribed by law and the provisions of this Article 4, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1)       The number of shares constituting that series and distinctive designation of that series;

(2)       The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)       Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)       Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(5)       Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)       Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)       The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of share of that series;

(8)       Any other relative or participation rights, preferences and limitations of that series;

(9)       If no shares of any series of Preferred Stock are outstanding, the elimination of the designation, powers, preferences, and right of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock.

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ARTICLE V. BOARD OF DIRECTORS

(A)        Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(B) Vacancies.  Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

(C)       Election. The election of directors need not be by written ballot.

ARTICLE VI. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII. LIABILITY

To the fullest extent permitted by Nevada law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the effect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE VIII. STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Nevada as the Bylaws may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE IX. AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X. STATUTORY ELECTIONS

(A)        Controlling Interest Acquisition. The Corporation hereby elects not to be governed by, and to otherwise opt out of, the provisions of NRS 78.378 to 78.3793, inclusive, relating to acquisition of a controlling interest in the Corporation.

(B) Interested Stockholder Combinations. The Corporation hereby elects not to be governed by, and to otherwise opt out of, the provisions of NRS 78.411 to 78.444, inclusive, relating to combinations with interested stockholders.

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I, THE UNDERSIGNED, being the Secretary of the Corporation, pursuant to Chapter 78, Article 7 of Nevada Revised Statutes, hereby declare and certify, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of September, 2025.

the “Corporation”

CRUCIAL INNOVATIONS CORP.

Jon-Paul Doran

Chief Executive Officer

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